Exhibit 99.1

FNCB Bancorp, Inc. Mourns the Passing of
Board Member John P. Moses, Esquire

November 22, 2022, Dunmore, PA — FNCB Bancorp, Inc. (NASDAQ: FNCB; www.fncb.com), the parent company of Dunmore-based FNCB Bank (Bank), has announced that John P. Moses, Esquire, a member of the Board of Directors, passed away on October 31, 2022.

John was the Lead Director of FNCB Bancorp, Inc. and FNCB Bank and served as a member of the Company’s Audit and Compensation Committees and was Chairman of the Nominating and Governance Committee. John’s leadership since joining the board of directors in 1999 was instrumental in FNCB's growth and success.

A respected leader in the community, he served as the Chairman of BlueCross of Northeastern Pennsylvania, First Priority Health, and AllOne Health and was an attorney in private practice since 1971, including as Of Counsel at the law firm of Cozen O’Connor. He also served on the boards of Villanova University School of Law and The Commonwealth Medical College.

During his prestigious career, he also served as chair of the Northeast Pennsylvania Heart Association, as Chairman and President of the Board of Governors of St. Jude Children’s Research Hospital, and as Chief Executive Officer for ALSAC, the fundraising arm of St. Jude. He had a distinguished career in public service, having served as a member of state commissions and as counsel to various state and local judicial, executive, legislative and administrative offices, and non-profits.

John received numerous awards for his contributions in public service, business, the law and charitable causes, including the Ellis Island Medal of Honor. Admitted to practice law in Pennsylvania and before the U.S. Supreme Court, he was a graduate of King’s College and the Villanova University School of Law and has received an honorary doctorate degree from Christian Brothers University.

“John was not only an excellent ambassador for FNCB but a good friend as well and will be deeply missed,” said Gerard Champi, FNCB Bank President and CEO. “We will be forever grateful to John for his dedication and commitment to FNCB.”

About FNCB Bancorp, Inc.:
FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 112 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 16 community offices located in Lackawanna, Luzerne and Wayne Counties and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

Attached photo: John P. Moses, Esquire

INVESTOR CONTACT:
James M. Bone, Jr., CPA
Executive Vice President and Chief Financial Officer
FNCB Bank
(570) 348-6419
james.bone@fncb.com

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